EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Regulation A Offering Circular of our report dated February 18, 2021, relating to the consolidated financial statements of Clickstream Corporation as of September 30, 2020 and 2019, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Clickstream Corporation’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

March 4, 2021